Filed Pursuant to Rule 433

Registration No. 333-181155-01

Pricing Term Sheet

December 12, 2012

December 12, 2012

American Water Capital Corp.

$300,000,000 4.300% Senior Notes due 2042

Term Sheet

Issuer:	American Water Capital Corp.

Support Provider:	American Water Works Company, Inc.

Security:	Senior Notes

Size:	$300,000,000

Trade Date:	December 12, 2012

Settlement Date:	December 17, 2012 (T+3)

Maturity Date:	December 1, 2042

Benchmark Treasury:	UST 2.75% due August 15, 2042

Benchmark Treasury Yield:	2.891%

Spread to Benchmark Treasury:	+142

Yield to Maturity:	4.311%

Coupon:	4.300%

Price to Public:	99.818%

Interest Payment Dates:	June 1 and December 1 of each year, beginning on June 1, 2013

Redemption Provisions:

Make whole call:	Treasury + 25bps

Par call:	On or after June 1, 2042

CUSIP:	03040W AJ4

ISIN:	US03040WAJ45

Expected Ratings (Moody’s / S&P)*:	Baa2 (pos) / BBB+ (pos)

Joint Book-Running Managers:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated RBS Securities Inc.

The Issuer and Support Provider have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer and the Support Provider have filed with the SEC for more complete information about the Issuer, the Support Provider and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. at 1-866-471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or RBS Securities Inc. at 1-866-884-2071.

*	A securities rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

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